Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

THE REAL GOOD FOOD COMPANY, INC.

Pursuant to Section 151 of the Delaware General Corporation Law, The Real Good Food Company, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was duly adopted by the board of directors of the Corporation (the “Board of Directors”) on November 12, 2024:

RESOLVED, that pursuant to the authority conferred by the Amended and Restated Certificate of Incorporation of the Corporation (as it may be amended from time to time, including any certificate of designation relating to any series of Preferred Stock, the “Certificate of Incorporation”), which provides that the Corporation shall have authority to issue 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), and authorizes the Board of Directors, subject to limitations prescribed by law, to provide, by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights (if any) of the shares of each such series, and any qualifications, limitations or restrictions thereof, the Board of Directors hereby designates, creates and authorizes a series of Preferred Stock with such voting and other powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof, as follows:

Section 1. Number and Designation. The shares of this series shall be designated as the “Series A Preferred Stock”. The authorized number of shares of Series A Preferred Stock shall initially be 6,876,814, and such shares shall have a par value of $0.0001 per share. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares of Series A Preferred Stock then outstanding.

Section 2. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each holder of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders of the Corporation, before any distribution of assets is made on the common stock, par value $0.001 per share, of the Corporation (the “Common Stock”) or on any other class or series of stock of the Corporation that is not Parity Stock or Senior Stock, but after distributions of assets on each class or series of stock of the Corporation (including any series of Preferred Stock established after the date this Certificate of Designation becomes effective) the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to distribution of assets upon the liquidation, dissolution or winding up of the affairs of the Corporation (“Senior Stock”), an amount equal to $0.0001 per share of Series A Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Corporation’s assets, or proceeds thereof, distributable among the holders of the Series A Preferred Stock are insufficient to pay in full the preferential amount aforesaid and the liquidation preference on any class or series of stock of the Corporation (including any series of Preferred Stock established after the date this Certificate of Designation becomes effective) the terms of which expressly provide that such class or series ranks pari passu with the Series A Preferred Stock as to distribution of assets upon the liquidation, dissolution or winding up of the affairs of the Corporation (“Parity Stock”), then such assets, or the proceeds thereof, shall be distributed among the holders of the Series A Preferred Stock and any other Parity Stock equally and ratably in proportion to the respective amounts that would be payable on such shares of Series A Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the Corporation’s property or assets, nor the merger or consolidation of the Corporation with or into any corporation or other entity or the merger or consolidation of any corporation or other entity with or into the Corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. After the payment to the holders of Series A Preferred Stock of the full preferential amounts provided for above, such holders as such shall have no right or claim to any of the remaining assets of the Corporation. If any assets of the Corporation distributed to holders of the Series A Preferred Stock in connection with any liquidation, dissolution or winding up of the affairs of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by written resolution of the Board of Directors.

Section 3. Dividends. The holders of Series A Preferred Stock shall not be entitled to receive any dividends (including cash, stock or property) in respect of their Series A Preferred Stock.

Section 4. Voting Rights. Each holder of Series A Preferred Stock, as such, shall be entitled to one (1) vote for each share of Series A Preferred Stock on all matters submitted to a vote of the holders of Common Stock of the Corporation, as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock occurring after the date of this Certificate of Designation). Except as otherwise provided in the Certificate of Incorporation or required by applicable law, the holders of the Series A Preferred Stock shall vote together as a single class with the holders of Common Stock (or, if the holders of one or more other classes or series of capital stock or Preferred Stock are entitled to vote together with the holders of Common Stock and Series A Preferred Stock, as a single class with the holders of the Common Stock and such other classes or series of capital stock or Preferred Stock) on all matters submitted to a vote of the stockholders generally. Any action required under the Delaware General Corporation Law (as it may be amended from time to time) or permitted to be taken by the holders of Series A Preferred Stock, voting separately as a series or together with one or more other classes or series of capital stock or Preferred Stock which also permits action to be taken by consent without a meeting, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Series A Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series A Preferred Stock were present and voted.

Section 5. Transfers of Series A Preferred Stock; Restrictions.

(a) A holder of Series A Preferred Stock may surrender shares of Series A Preferred Stock to the Corporation for no consideration at any time, and all outstanding shares of Series A Preferred Stock shall, automatically and without further action on the part of the Corporation or any holder thereof, be surrendered to the Corporation for no consideration effective upon consummation of the Intermediate Issuance (as defined in that certain Exchange Agreement, dated as of September 20, 2024, by and among the Corporation, Real Good Foods, LLC, a Delaware limited liability company (the “LLC”), and the holders of membership interests in the LLC party thereto (as it may be amended, modified and/or waived from time to time, the “Exchange Agreement”)). Following the surrender of any shares of Series A Preferred Stock to the Corporation, the Corporation will take all actions necessary to retire such shares and such shares shall not be reissued by the Corporation as shares of Series A Preferred Stock and shall be restored to the status of authorized but unissued shares of Preferred Stock without designation as to series.

(b) Prior to the consummation of the Intermediate Issuance (as defined in the Exchange Agreement), the transfer of any Series C Units (as defined in the Amended and Restated Operating Agreement of Real Good Foods, LLC, dated as of September 20, 2024 (as it may be amended, modified and/or waived from time to time, the “LLC Agreement”)) pursuant to the terms of the LLC Agreement shall result in the automatic transfer of the same number of shares of Series A Preferred Stock held by the same transferring Series C Unitholder to the same transferee.

(c) Prior to the consummation of the Intermediate Issuance, upon any Exchange of a Series C Unit for one share of Class A Common Stock in accordance with the Exchange Agreement and the LLC Agreement, the same number of shares of Series A Preferred Stock registered in the name of the exchanging Series C Unitholder shall automatically and without further action on the part of the Corporation or such holder, be surrendered to the Corporation for no consideration, whereupon the Corporation will take all actions necessary to retire such shares and such shares shall not be reissued by the Corporation as shares of Series A Preferred Stock and shall be restored to the status of authorized but unissued shares of Preferred Stock without designation as to series.

(d) No share of Series A Preferred Stock may be sold, exchanged or otherwise transferred, except (i) as contemplated by Section 5(a), Section 5(b) or Section 5(c) and (ii) that a holder of Series A Preferred Stock may transfer shares of Series A Preferred Stock if (and only if) such holder also simultaneously transfers the same number of Series C Units pursuant to and in compliance with the requirements of the LLC Agreement. The transfer restrictions described in this Section 5(d) are referred to as the “Restrictions”.

(e) Any purported transfer of Series A Preferred Stock in violation of the Restrictions shall, to the fullest extent permitted by applicable law, be null and void ab initio, and to the fullest extent permitted by law, the purported transferee of such shares shall not obtain any rights in and to such shares and the purported transfer of such shares shall not be recognized by the Corporation.

(f) If, notwithstanding the Restrictions, any outstanding share of Series A Preferred Stock shall cease to be held by a registered holder of Series C Units, then such share of Series A Preferred Stock shall automatically and without further action on the part of the Corporation or the holder of such Series A Preferred Stock be transferred to the Corporation for the no consideration whereupon such shares shall automatically be canceled and and shall no longer be outstanding, and all rights with respect to such share shall automatically cease.

(g) The Board of Directors may, to the fullest extent permitted by applicable law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 5 and the LLC Agreement, for determining whether any transfer or acquisition of Series A Preferred Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 5. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor.

Section 6. Reclassification. The Series A Preferred Stock may not be subdivided, split, consolidated, reclassified or otherwise changed unless contemporaneously therewith the Series C Units are subdivided, split, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

Section 7. Merger or Consolidation. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity) or any other transaction in which shares of Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, the holders of Series A Preferred Stock shall not be entitled to receive any economic consideration in respect of the Series A Preferred Stock.

Section 8. Certain Adjustments. In the event of a subdivision, combination or reclassification (whether by stock split, reverse stock split, stock dividend or otherwise) or dividend declared in connection with the adoption of a “poison pill” or similar shareholders rights plan (each, a “Stock Adjustment”), a corresponding Stock Adjustment shall be declared or made on the Series A Preferred Stock in the same proportion and manner, such that the same proportionate economic and voting ownership between the holders of outstanding Common Stock and Series A Preferred Stock on the record date for such Stock Adjustment is preserved, unless different treatment of the shares of Common Stock and Series A Preferred Stock is approved by the holders of a majority of the outstanding Common Stock and the holders of a majority of the outstanding Series A Preferred Stock, each voting as separate classes.

Section 9. Severability. To the extent that any provision of this Certificate of Designation is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Certificate of Designation, and following any determination by a court of competent jurisdiction that any provision of this Certificate of Designation is invalid or unenforceable, this Certificate of Designation shall contain only such provisions (i) as were in effect immediately prior to such determination and (ii) were not so determined to be invalid or unenforceable.

Section 10. Definitions. Capitalized terms used and not otherwise defined in this Certificate of Designation have the meanings set forth in the Certificate of Incorporation.

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designation to be signed by its duly authorized officer on the date set forth below.

THE REAL GOOD FOOD COMPANY, INC.

By:	/s/ Tim Zimmer
Name:	Tim Zimmer
Title:	Chief Executive Officer

Date: November 12, 2024

[Certificate of Designation of Series A Preferred Stock]